SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)        October 8, 1999
                                                  ------------------------------

                         Outsourcing Solutions Inc.
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            (Exact Name of Registrant as Specified in Its Character)

                                  Delaware
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                 State or Other Jurisdiction of Incorporation

              333-16867                                 58-2197161
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      (Commission File Number)              (IRS Employer Identification Number)

   390 South Woods Mill Road, Suite 350
          Chesterfield, Missouri                          63017
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 (Address of Principal Executive Officer)              (Zip Code)

(Registrant's Telephone Number,
    Including Area Code)                             (314) 576-0022
                                             -----------------------------------

                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.  Other Events

Outsourcing Solutions Inc. ("OSI"), Madison Dearborn Capital Partners III, L.P. ("MDP"), and certain of OSI's stockholders, optionholders and warrantholders have entered into a Stock Subscription and Redemption Agreement, dated as of October 8, 1999 (the "Agreement"), pursuant to which MDP will acquire a controlling interest in OSI and most of the currently outstanding capital stock of OSI will be redeemed.

MDP is a leading private equity investment firm with over $4 billion of assets under management. Madison Dearborn, headquartered in Chicago, Illinois, invests primarily in management buyouts, recapitalizations and growth equity transactions and focuses on investments in several specific industries including financial services, communications, natural resource and basic industries, consumer, health care, and industrial.

In connection with the transaction, MDP expects that OSI will refinance its existing senior debt facilities with a new $475 million senior debt facility. MDP has obtained a commitment letter from Donaldson, Lufkin & Jenrette to provide the new senior debt financing.

OSI's existing $100 million 11% Senior Subordinated Notes due 2006 (the "Senior Subordinated Notes") would remain outstanding. OSI intends to pursue a consent solicitation from the holders of its Senior Subordinated Notes. The principal purpose of the consent solicitation is to seek a waiver of the Change of Control provision in connection with the transaction. Donaldson, Lufkin & Jenrette is acting as financial advisor to Madison Dearborn on the acquisition of OSI and is representing OSI on the consent solicitation. Credit Suisse First Boston is acting as financial advisor to McCown De Leeuw & Co., OSI's existing majority shareholder, in the sale.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             OUTSOURCING SOLUTIONS INC.
                                     -------------------------------------------
                                                    (Registrant)

Date:  October 29, 1999         By:  /s/ Eric R. Fencl
                                     -------------------------------------------
                                     Eric R. Fencl
                                     Vice President and General Counsel